UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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Filed by a Party other than the Registrant [   ]
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[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[X]	Soliciting Material Pursuant to §240.14a-12.

AT&T Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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FACT SHEET
SBC/AT&T: At a Glance

	SBC	AT&T
Strengths	· Consumer customer base	· National and international brand
	· Consumer voice and data traffic	· Enterprise products and services portfolio
· Small-, medium-, and large-business customer base
· Local broadband networks
· Dense local-access capabilities
· Strong financial position
· Wireless experience
· National wireless footprint and customer base (Cingular)	· High-end enterprise and government customer
  base
· National state-of-the-art network
· Broad local access capabilities
· Data/IP capabilities
· Complex service offerings/solutions selling
  capabilities
· International service capabilities
· AT&T Laboratories

Offerings	Voice and data telecommunications products and services for consumers and businesses: local, long distance, DSL, wireless, data networks, satellite television and directory. SBC companies serve business customers, providing voice, data and IP services, wireless, and managed services.	AT&T is among the world’s premier voice, IP-based voice, video and data communications companies. The company runs the world’s largest communications network while bringing services to consumers, businesses of all sizes and government entities.

Operating Territory and Network	Local networks serving 52 million lines in 13 states: California, Nevada, Texas, Oklahoma, Kansas, Arkansas, Missouri, Michigan, Ohio, Illinois, Indiana, Wisconsin and Connecticut. SBC serves customers in 30 additional major metropolitan areas across the country.	Global network spans more than 50 countries and connects virtually every country and territory around the world. AT&T has 26 advanced Internet Data Centers, 13 in the United States and 13 in other countries worldwide.

Revenues	$41 billion 2004 revenues (excluding Cingular Wireless)	$31 billion 2004 revenues

Employees	163,000	47,000

Headquarters	San Antonio, Texas	Bedminster, New Jersey

Ticker	SBC	T

Philanthropy	Since 1984, SBC and the SBC Foundation have contributed more than $1 billion in contributions and grants. SBC employees are committed to enriching communities through financial support and millions of volunteer hours.	With programs that help education, environment, disaster relief, health and life enrichment, and charity fund raising, AT&T strives to strengthen the communities in which they live and do business.

Recognition	· World’s Most Admired Telecommunications Company in
  Fortune, a title that SBC has held seven years in a row.

· America’s Most Admired Telecommunications Company
  in the Fortune survey five straight years.

· Ranked No.1 in Yankee Group’s July 2004 ranking
  of telecommunications providers.

· Best IP-VPN portfolio by Forrester Research in
  Sept. 2004 report card.

· Won Telecom Asia award for “best-managed
  carrier” in 2004.

NOTE: In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. Free copies of AT&T Corp.’s filings may be obtained by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.